EXHIBIT 99.1

Contact:

Octel Corp. Investor Relations	Citigate Financial Intelligence
Heather Ashworth	Kelly Tapkas/Victoria Hofstad
+44-161-498-8889	+1-201-499-3500

Octel Corp. Announces Acquisition of

Aroma & Fine Chemicals Limited

NEWARK, DELAWARE, August 26, 2004 - Octel Corp. (NYSE: OTL) today announced that it has acquired Aroma & Fine Chemicals Limited (AFC) located in Widnes, Cheshire, UK, for a purchase price of £21 million (approx $38 million).

AFC manufactures aroma chemicals, sold principally into the household and institutional, industrial and personal care market segments. The company’s principal product is lilestralis, a core fragrance used in fabric softeners, soaps and other personal care products. It is also an intermediate in the production of certain agrochemical fungicides.

The business has a turnover of around £20 million ($36 million) with global sales. The acquisition will be financed through a combination of cash and debt and is expected to be accretive in a full year period.

President and Chief Executive Officer of Octel Corp., Dennis Kerrison, said: “The acquisition of this well managed and profitable additives company supports our strategic intent to enhance our specialty chemicals business in areas that provide opportunities for growth and technology development. AFC’s strong technology and manufacturing base supports the production of sophisticated, highly consistent products over a multi-stage process and will complement our global Performance Chemicals business in a growing market where it is becoming well established.”

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company’s strategy is to manage profitably and responsibly the decline in world demand for its major product – tetraethyl lead (TEL) in gasoline – through competitive differentiation and stringent product stewardship, to expand its Petroleum Specialties and Performance Chemicals businesses organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.